Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
First Quarter Financial Results

McKINNEY, Texas, April 30, 2014 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $4.8 million, or $0.38 per diluted share, for the quarter ended March 31, 2014 compared to $4.3 million, or $0.35 per diluted share, for the quarter ended December 31, 2013 and pro forma after tax net income of $3.8 million, or $0.46 per diluted share, for the quarter ended March 31, 2013. Prior to April 1, 2013 and the initial public offering, the Company was an S corporation and did not incur federal income tax expense. As a result, pro forma adjustments for tax expense have been provided for comparability to periods prior to that date.

Highlights:

•
Core net income was $5.0 million, or $0.39 per diluted share, for the quarter ended March 31, 2014 compared to $4.9 million, or $0.40 per diluted share, for the quarter ended December 31, 2013 and to $3.7 million, or $0.44 per diluted share, for the quarter ended March 31, 2013.

•	Loans held for investment grew organically at an annualized rate of 23.2% in the first quarter 2014.

•
Continued strong asset quality, as reflected by a nonperforming assets to total assets ratio of 0.51%, a nonperforming loans to total loans ratio of 0.48%, and an annualized net charge-offs to average loans ratio of 0.08% at March 31, 2014.

•	Completion of the acquisitions of Live Oak Financial Corp. on January 1, 2014 and BOH Holdings, Inc. and its subsidiary, Bank of Houston, on April 15, 2014.

Independent Bank Group Chairman and Chief Executive Officer David R. Brooks said, “We are pleased with our results from the first quarter. Our momentum continues to build as evidenced by our strong organic loan growth and the closing of two transactions this year. We are especially excited to have a presence in the dynamic and growing Houston market."

First Quarter 2014 Results:

Net Interest Income

•
Net interest income was $22.1 million for first quarter 2014 compared to $20.0 million for fourth quarter 2013 and $18.2 million for first quarter 2013. The increase in net interest income was primarily due to increased average loan balances from organic growth as well as the Live Oak and Collin Bank acquisitions.

•
Net interest margin was 4.17% for first quarter 2014 compared to 4.23% for fourth quarter 2013 and 4.67% for first quarter 2013. The decrease from the linked quarter is primarily due to a 10 basis point decrease in loan yield caused by an increase in variable rate loans originated during the fourth quarter 2013 and the first quarter 2014. This decrease was partially offset by an increase in accretion income on acquired loans. The decrease from the prior year is due to a 75 basis point decrease in yield on interest earning assets partially offset by a decrease of 24 basis points of the cost of interest bearing liabilities.

•
The yield on interest-earning assets was 4.74% for first quarter 2014 compared to 4.84% for fourth quarter 2013 and 5.49% for first quarter 2013. The cost of interest bearing liabilities, including borrowings, dropped to 0.71% for first quarter 2014 from 0.76% for fourth quarter 2013 and 0.95% for first quarter 2013 due to a decrease in the cost of deposits and the repayment of notes payable and subordinated indebtedness during 2013.

•
The average balance of total interest-earning assets grew by $279 million, or 14.9% (60.4% on an annualized basis), from the end of fourth quarter 2013 and totaled $2.151 billion compared to $1.872 billion at December 31, 2013 and compared to $1.584 billion at March 31, 2013. A large portion of the increase in average interest-earning assets was due to organic growth during the first quarter with the remainder of the increase due to the Live Oak acquisition that closed on January 1, 2014.

Noninterest Income

•	Total noninterest income decreased $1.1 million compared to fourth quarter 2013 and decreased $92 thousand compared to first quarter 2013.

•
The decrease in noninterest income compared to fourth quarter 2013 is the result of a $1.3 million decrease in gains on sale of other real estate offset by a $107 thousand increase in mortgage fee income, a $41 thousand increase in earnings in cash surrender value of bank owned life insurance (BOLI) and an $80 thousand increase in other noninterest income.

•
The decrease in noninterest income compared to first quarter 2013 reflects a $336 thousand decrease in mortgage fee income which is offset by an increase of $72 thousand in deposit service fees, a $68 thousand increase in earnings on cash surrender value of BOLI and a $91 thousand increase in other noninterest income.

Noninterest Expense

•	Total noninterest expense increased $362 thousand compared to fourth quarter 2013 and $2.2 million compared to first quarter 2013.

•
The increase in noninterest expense compared to fourth quarter 2013 is due primarily to an increase of $986 thousand in salaries and benefits, $118 thousand increase in data processing, $170 thousand seasonal increase in advertising and public relations and $122 thousand increase in other noninterest expense. The increased employee compensation and data processing costs are primarily related to the acquisition of Live Oak Financial Corp. which was completed January 1, 2014. In addition, approximately $336 thousand of compensation expense was incurred related to vesting of stock grants. These increases in operating expenses are offset by decreases of $878 thousand and $183 thousand in acquisition expenses and IBG Adriatica operational expenses, respectively.

•
The increase in noninterest expense compared to the prior year period is primarily related to increases in compensation, occupancy, acquisition-related and other general noninterest expenses resulting from completed acquisitions and the hiring of new lending personnel throughout 2013. These increases, due primarily to acquisition activity, were offset by a decrease in OREO-related expenses and impairment during the first quarter of 2014.

Provision for Loan Losses

•
Provision for loan loss expense was $1.3 million for the quarter, an increase of $370 thousand compared to $883 thousand for fourth quarter 2013 and an increase of $223 thousand compared to $1.0 million during first quarter 2013. The increase in provision expense is reflective of organic loan growth in the respective quarter.

•
The allowance for loan losses was $14.8 million, or 162.96% and 0.78% of nonperforming loans and total loans, respectively, at March 31, 2014, compared to $14.0 million, or 205.93% and 0.81% of nonperforming loans and total loans, respectively, at December 31, 2013, and compared to $12.0 million, or 209.73% and 0.85% of nonperforming loans and total loans, respectively, at March 31, 2013. These decreases are due to an increase in nonperforming loans as well as the acquisition of loans in the Live Oak transaction that were recorded at fair value and do not have an allowance.

•
Loans acquired in the Live Oak transaction do not have an allowance for loan losses as of March 31, 2014. Rather, those assets were recorded at an estimated fair market value of $71.1 million to reflect the probability of losses on those loans as of the acquisition date.

Income Taxes

•
The Company became a C corporation on April 1, 2013 and its results of operations include federal income tax expense subsequent to that date. Federal income tax expense of $2.3 million was recorded for the quarter ended March 31, 2014, an effective rate of 32.8% compared to tax expense of $2.5 million and an effective rate of 36.8% for the quarter ended December 31, 2013. If the Company had been a C corporation in the first quarter of 2013, we estimate that the effective tax rate for that quarter would have been 32.8%. The increase in the effective tax rate in the fourth quarter 2013 was primarily related to legal and professional fees associated with facilitating acquisitions that are not deductible for federal income tax purposes.

First Quarter 2014 Balance Sheet Highlights:

Continued Growth

The Company’s underlying organic growth continued during the quarter. Loans and deposits increased from year-end 2013 and year over year. Overall asset quality remained at historically low levels and the Company remains well capitalized. Mr. Brooks stated, “Solid loan growth and continued strong asset quality were key drivers of first quarter results. Our performance plus our closed acquisitions make for a good start to 2014. We are very pleased that we were able to close the Bank of Houston transaction earlier than expected."

Loans

•
Total loans held for investment were $1.893 billion at March 31, 2014 compared to $1.723 billion at December 31, 2013 and compared to $1.416 billion at March 31, 2013. This represented a 9.9% increase since the previous quarter end and a 33.7% increase from the same quarter in 2013. Of this loan growth in the first quarter, 5.8% was organic growth and 4.1% related to loans acquired in the Live Oak acquisition.

•	Since December 31, 2013, loan growth has been centered in commercial real estate loans ($84 million), C&I loans ($29 million) and in commercial and single family construction loans ($34 million).

•	Continued focus on commercial lending increased the C&I portfolio from $241.2 million (14.0% of total loans) at December 31, 2013 to $270.6 million (14.3% of total loans) at March 31, 2014.

Asset Quality

•
Total nonperforming assets increased to $12.0 million, or 0.51% of total assets at March 31, 2014 from $10.1 million, or 0.47% of total assets at December 31, 2013 and decreased significantly from $23.9 million, or 1.35% of total assets at March 31, 2013. The significant decrease from the same quarter prior year is due to the sale of the remaining Adriatica real estate and other real estate sales in the fourth quarter 2013.

•
Total nonperforming loans also increased to $9.1 million, or 0.48% of total loans at March 31, 2014 compared to $6.8 million, or 0.39% of total loans at December 30, 2013, and compared to $5.7 million, or 0.40% of total loans at March 31, 2013.

Deposits and Borrowings

•	Total deposits were $1.891 billion at March 31, 2014 compared to $1.710 billion at December 31, 2013 and compared to $1.415 billion at March 31, 2013.

•
The average cost of interest bearing deposits decreased by three basis points during the first quarter to 0.51% compared to 0.54% during fourth quarter 2013 and decreased by 10 basis points compared to 0.61% during the first quarter 2013.

•
Total borrowings (other than junior subordinated debentures) were $186.7 million at March 31, 2014, a decrease of $8.5 million from December 31, 2013 and a decrease of $13.5 million from March 31, 2013. The decrease from year end reflects a repayment of FHLB advances of approximately $13.0 million offset by an assumption of repurchase agreements of $4.5 million in the Live Oak transaction. The decrease from first quarter 2013 includes the repayment of approximately $13.0 million of subordinated debt subsequent to the IPO.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 8.93% and 9.77%, respectively, at March 31, 2014 compared to 9.21% and 10.71%, respectively, at December 31, 2013 and 5.33% and 6.29%, respectively, at March 31, 2013. The total stockholders’ equity to total assets ratio was 10.73%, 10.80% and 7.04% at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. The decrease in capital ratios compared to year end was primarily due to the Live Oak acquisition as well as the increase in assets resulting from organic growth. The increase in capital ratios for first quarter 2014 and fourth quarter 2013 compared to first quarter 2013 was due primarily to the capital received from the initial public offering.

•
Book value and tangible book value per common share were $20.05 and $16.37, respectively, at March 31, 2014 compared to $18.96 and $15.89, respectively, at December 31, 2013 and $15.01 and $11.16, respectively, at March 31, 2013.

•
Return on average assets and return on average equity (on an annualized basis) were 0.84% and 7.90%, respectively, for first quarter 2014 compared to 0.83% and 7.61%, respectively, for fourth quarter 2013 and 1.33% and 18.49%, respectively, for first quarter 2013. On a core pre-tax, pre-provision earnings basis, return on average assets and return on average equity (on an annualized basis) were 1.51% and 14.24%, respectively, for first quarter 2014 compared to 1.58% and 14.48%, respectively, for fourth quarter 2013 and 1.52% and 21.14%, respectively, for first quarter 2013.

Recent Acquisition

Effective April 15, 2014, the Company completed the acquisition of BOH Holdings, Inc. and its subsidiary, Bank of Houston. The financial effect of such acquisition is not reflected in the foregoing description of earnings or the accompanying financial information.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 35 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.

Conference Call

A conference call covering Independent Bank Group’s first quarter earnings announcement will be held today, Wednesday, April 30, at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 27579634. A recording of the conference call will be available from April 30, 2014 through May 6, 2014 by accessing our website, www.ibtx.com.

Forward-Looking Statements

The numbers as of and for the year ended March 31, 2014 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Form S-4 which became effective March 19, 2014 under the heading “Risk Factors” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core pre-provision earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Eileen Ponce Marketing Director (469) 301-2706 eponce@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2014, December 31, 2013 and March 31, 2013
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2014	December 31, 2013	March 31, 2013
Selected Income Statement Data
Interest income	$25,162	$22,847	$21,421
Interest expense	3,027	2,894	3,206
Net interest income	22,135	19,953	18,215
Provision for loan losses	1,253	883	1,030
Net interest income after provision for loan losses	20,882	19,070	17,185
Noninterest income	2,334	3,412	2,426
Noninterest expense	16,076	15,714	13,923
Net income	4,801	4,279	5,688
Proforma net income-after tax (2)	n/a	n/a	3,822
Core net interest income (1)	21,772	19,886	17,147
Core Pre-Tax Pre-Provision Earnings (1)	8,652	8,141	6,499
Core Earnings (1) (2)	4,972	4,870	3,675

Per Share Data (Common Stock)
Earnings:
Basic	$0.38	$0.35	$0.69
Diluted	0.38	0.35	0.68
Pro forma earnings:
Basic (2)	n/a	n/a	0.46
Diluted (2)	n/a	n/a	0.46
Core earnings:
Basic (1)	0.40	0.40	0.44
Diluted (1)	0.39	0.40	0.44
Dividends	0.06	0.06	0.65
Book value	20.05	18.96	15.01
Tangible book value (1)	16.37	15.89	11.16
Common shares outstanding	12,592,935	12,330,158	8,269,707
Weighted average basic shares outstanding (4)	12,583,874	12,164,948	8,269,707
Weighted average diluted shares outstanding (4)	12,685,517	12,252,862	8,312,154

Selected Period End Balance Sheet Data
Total assets	$2,353,675	$2,163,984	$1,764,134
Cash and cash equivalents	97,715	93,054	80,890
Securities available for sale	204,539	194,038	114,540
Loans, held for sale	2,191	3,383	6,090
Loans, held for investment	1,893,082	1,723,160	1,415,906
Allowance for loan losses	14,841	13,960	11,984
Goodwill and core deposit intangible	46,388	37,852	31,817
Other real estate owned	2,909	3,322	8,459
Adriatica real estate owned	—	—	9,724
Noninterest-bearing deposits	352,735	302,756	243,235
Interest-bearing deposits	1,537,942	1,407,563	1,171,864
Borrowings (other than junior subordinated debentures)	186,727	195,214	200,234
Junior subordinated debentures	18,147	18,147	18,147
Total stockholders' equity	252,508	233,772	124,142

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2014, December 31, 2013 and March 31, 2013
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2014	December 31, 2013	March 31, 2013
Selected Performance Metrics
Return on average assets	0.84%	0.83%	1.33%
Return on average equity	7.90	7.61	18.49
Pro forma return on average assets (2)	n/a	n/a	0.89
Pro forma return on average equity (2)	n/a	n/a	12.43
Adjusted return on average assets (1)	1.51	1.58	1.52
Adjusted return on average equity (1)	14.24	14.48	21.14
Net interest margin	4.17	4.23	4.67
Adjusted net interest margin (3)	4.10	4.21	4.40
Efficiency ratio	65.70	67.25	67.50
Core efficiency ratio (1)	64.05	62.97	66.80

Credit Quality Ratios
Nonperforming assets to total assets	0.51%	0.47%	1.35%
Nonperforming loans to total loans	0.48	0.39	0.40
Allowance for loan losses to non-performing loans	162.96	205.93	209.73
Allowance for loan losses to total loans	0.78	0.81	0.85
Net charge-offs to average loans outstanding (annualized)	0.08	0.02	0.15

Capital Ratios
Tier 1 capital to average assets	9.77%	10.71%	6.29%
Tier 1 capital to risk-weighted assets (1)	11.96	12.64	8.01
Total capital to risk-weighted assets	13.08	13.83	10.20
Total stockholders' equity to total assets	10.73	10.80	7.04
Tangible common equity to tangible assets (1)	8.93	9.21	5.33

(1) Non-GAAP financial measures. See reconciliation.
(2) Income tax expense calculated using effective tax rate as if the Company had been a C corporation for the period presented (32.8%).
(3) Excludes income recognized on acquired loans of $363, $67 and $1,068, respectively.
(4) Total number of shares includes participating shares (those with dividend rights).

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2014 and 2013
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Interest income:
Interest and fees on loans	$24,123	$20,759
Interest on taxable securities	699	333
Interest on nontaxable securities	257	249
Interest on federal funds sold and other	83	80
Total interest income	25,162	21,421
Interest expense:
Interest on deposits	1,907	1,728
Interest on FHLB advances	852	828
Interest on repurchase agreements, notes payable and other borrowings	135	515
Interest on junior subordinated debentures	133	135
Total interest expense	3,027	3,206
Net interest income	22,135	18,215
Provision for loan losses	1,253	1,030
Net interest income after provision for loan losses	20,882	17,185
Noninterest income:
Service charges on deposit accounts	1,211	1,139
Mortgage fee income	730	1,066
Gain on sale of other real estate	39	25
Loss on sale of premises and equipment	—	1
Increase in cash surrender value of BOLI	149	81
Other	205	114
Total noninterest income	2,334	2,426
Noninterest expense:
Salaries and employee benefits	9,134	7,748
Occupancy	2,538	2,147
Data processing	496	296
FDIC assessment	304	246
Advertising and public relations	234	216
Communications	320	340
Net other real estate owned expenses (including taxes)	79	166
Operations of IBG Adriatica, net	23	197
Other real estate impairment	—	448
Core deposit intangible amortization	199	176
Professional fees	368	272
Acquisition expense, including legal	476	137
Other	1,905	1,534
Total noninterest expense	16,076	13,923
Income before taxes	7,140	5,688
Income tax expense	2,339	—
Net income	$4,801	$5,688
Pro Forma:
Income tax expense (1)	n/a	1,866
Net income	n/a	$3,822

(1) Pro forma information calculated and presented as if the Company had been a C Corporation during the 2013 period.

Consolidated Balance Sheets
As of March 31, 2014 and December 31, 2013
(Dollars in thousands, except share information)
(Unaudited)

	March 31,	December 31,
Assets	2014	2013
Cash and due from banks	$32,771	$27,408
Federal Reserve Excess Balance Account (EBA)	64,944	65,646
Cash and cash equivalents	97,715	93,054
Securities available for sale	204,539	194,038
Loans held for sale	2,191	3,383
Loans, net of allowance for loan losses	1,878,241	1,709,200
Premises and equipment, net	74,461	72,735
Other real estate owned	2,909	3,322
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	9,012	9,494
Bank-owned life insurance (BOLI)	21,421	21,272
Deferred tax asset	3,937	4,834
Goodwill	42,575	34,704
Core deposit intangible, net	3,813	3,148
Other assets	12,861	14,800
Total assets	$2,353,675	$2,163,984

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	352,735	302,756
Interest-bearing	1,537,942	1,407,563
Total deposits	1,890,677	1,710,319
FHLB advances	174,462	187,484
Repurchase agreements	4,535	—
Other borrowings	4,460	4,460
Other borrowings, related parties	3,270	3,270
Junior subordinated debentures	18,147	18,147
Other liabilities	5,616	6,532
Total liabilities	2,101,167	1,930,212
Commitments and contingencies
Stockholders’ equity:
Common stock	126	123
Additional paid-in capital	235,225	222,116
Retained earnings	16,708	12,663
Accumulated other comprehensive income	449	(1,130)
Total stockholders’ equity	252,508	233,772
Total liabilities and stockholders’ equity	$2,353,675	$2,163,984

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three months ended March 31, 2014 and 2013
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended March 31,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$1,835,154	$24,123	5.33%	$1,397,215	$20,759	6.03%
Taxable securities	174,880	699	1.62	82,370	333	1.64
Nontaxable securities	32,282	257	3.23	31,815	249	3.17
Federal funds sold and other	108,676	83	0.31	72,115	80	0.45
Total interest-earning assets	2,150,992	$25,162	4.74	1,583,515	$21,421	5.49
Noninterest-earning assets	179,940			150,409
Total assets	$2,330,932			$1,733,924
Interest-bearing liabilities:
Checking accounts	$814,583	$998	0.50%	$694,492	$946	0.55%
Savings accounts	122,038	88	0.29	114,429	91	0.32
Money market accounts	91,836	56	0.25	38,610	24	0.25
Certificates of deposit	487,408	765	0.64	304,147	667	0.89
Total deposits	1,515,865	1,907	0.51	1,151,678	1,728	0.61
FHLB advances	178,375	852	1.94	164,582	828	2.04
Repurchase agreements, notes payable and other borrowings	11,773	135	4.65	36,100	515	5.79
Junior subordinated debentures	18,147	133	2.97	18,147	135	3.02
Total interest-bearing liabilities	1,724,160	3,027	0.71	1,370,507	3,206	0.95
Noninterest-bearing checking accounts	350,136			235,125
Noninterest-bearing liabilities	10,229			3,561
Stockholders’ equity	246,407			124,731
Total liabilities and equity	$2,330,932			$1,733,924
Net interest income		$22,135			$18,215
Interest rate spread			4.03%			4.54%
Net interest margin			4.17			4.67
Average interest earning assets to interest bearing liabilities			124.76			115.54

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of March 31, 2014 and December 31, 2013
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	March 31, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total
Commercial	$270,608	14.3%	$241,178	14.0%
Real estate:
Commercial real estate	927,408	48.9	843,436	48.9
Commercial construction, land and land development	153,734	8.1	130,320	7.5
Residential real estate (1)	362,343	19.1	342,037	19.8
Single-family interim construction	93,587	5.0	83,144	4.8
Agricultural	41,642	2.2	40,558	2.3
Consumer	45,906	2.4	45,762	2.7
Other	45	—	108	—
Total loans	1,895,273	100.0%	1,726,543	100.0%
Allowance for losses	(14,841)		(13,960)
Total loans, net	$1,880,432		$1,712,583
(1) Includes loans held for sale at March 31, 2014 and December 31, 2013 of $2,191 and $3,383, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31, 2014, December 31, 2013 and March 31, 2013
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		March 31, 2014	December 31, 2013	March 31, 2013
Net Interest Income - Reported	(a)	$22,135	$19,953	$18,215
Income recognized on acquired loans		(363)	(67)	(1,068)
Adjusted Net Interest Income	(b)	21,772	19,886	17,147
Provision Expense - Reported	(c)	1,253	883	1,030
Noninterest Income - Reported	(d)	2,334	3,412	2,426
Gain on Sale of OREO		(39)	(1,334)	(25)
Loss / (Gain) on Sale of PP&E		—	22	(1)
Adjusted Noninterest Income	(e)	2,295	2,100	2,400
Noninterest Expense - Reported	(f)	16,076	15,714	13,923
Adriatica Expenses		(23)	(206)	(197)
OREO Impairment		—	(74)	(448)
IPO related stock grant and bonus expense		(162)	(235)	—
OREO back property tax		—		(93)
Acquisition Expense		(476)	(1,354)	(137)
Adjusted Noninterest Expense	(g)	15,415	13,845	13,048
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$8,393	$7,651	$6,718
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$8,652	$8,141	$6,499
Core Earnings (2)	(b) - (c) + (e) - (g)	$4,972	$4,870	$3,675
Reported Efficiency Ratio	(f) / (a + d)	65.70%	67.25%	67.45%
Core Efficiency Ratio	(g) / (b + e)	64.05%	62.97%	66.75%
Adjusted Return on Average Assets (1)		1.51%	1.58%	1.52%
Adjusted Return on Average Equity (1)		14.24%	14.48%	21.14%
Total Average Assets		$2,330,932	$2,042,955	$1,733,924
Total Average Stockholders' Equity		$246,407	$223,113	$124,731
(1) Calculated using core pre-tax pre-provision earnings
(2) Assumes actual effective tax rate of 32.8%, 32.9% and 32.8%, respectively. December 31, 2013 tax rate adjusted for effect of non-deductible acquisition expenses.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of March 31, 2014 and December 31, 2013
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	March 31,	December 31,
	2014	2013
Tangible Common Equity
Total stockholders' equity	$252,508	$233,772
Adjustments:
Goodwill	(42,575)	(34,704)
Core deposit intangibles	(3,813)	(3,148)
Tangible common equity	$206,120	$195,920
Common shares outstanding	12,592,935	12,330,158

Book value per common share	$20.05	$18.96
Tangible book value per common share	16.37	15.89

Tier 1 Capital to Risk-Weighted Assets Ratio
	March 31,	December 31,
	2014	2013
Tier 1 Common Equity
Total stockholders' equity - GAAP	$252,508	$233,772
Adjustments:
Unrealized (gain) loss on available-for-sale securities	(449)	1,130
Goodwill	(42,575)	(34,704)
Other intangibles	(3,813)	(3,148)
Qualifying Restricted Core Capital Elements (TRUPS)	17,600	17,600
Tier 1 common equity	$223,271	$214,650
Total Risk-Weighted Assets
On balance sheet	$1,796,153	$1,637,117
Off balance sheet	71,148	60,397
Total risk-weighted assets	$1,867,301	$1,697,514
Total stockholders' equity to risk-weighted assets ratio	13.52%	13.77%
Tier 1 common equity to risk-weighted assets ratio	11.96	12.64